Exhibit 10.1

Appointment as a Non-Executive Director of China New Media Corp.

Date: March 7, 2011

Dear Mr. Monticelli,

 This letter confirms your appointment on March 7, 2011 (the “Effective Date”) as a Non-Executive Director of China New Media Corp., a Delaware corporation (the “Company”), and as the Chair of the Audit Committee of the Company’s Board of Directors (the “Board”) (collectively, the “Appointment”) and outlines the terms of the Appointment.

Appointment

1.  Subject to your consent to act as a Director of the Company, you will hold office from the Effective Date until you fail to be re-elected or your earlier resignation or removal from office.

2.  Notwithstanding any other provision of this letter, the Company may terminate your Appointment in accordance with relevant laws and regulations or the Company’s by-laws, or upon your resignation.  You may resign by providing to the Company’s Chairman your written notice of resignation.  Upon such termination or resignation for any reason, you shall not be entitled to any damages for loss of office and no fee will be payable to you with respect to any remaining portion of the term of the Appointment.

3.  During the Appointment, you also may be asked to serve on one or more other committees of the Board.

4.  Based on the information you have provided to the Company on your background and experience, the Company has determined that you qualify as an independent Non-Executive Director of the Company under the applicable standards and rules and you will be identified as such in the Company’s annual report and other documentation. If your current circumstances change and you believe that your independence may be in doubt, you agree to discuss this with the Chairman as soon as practicable.

Time Commitment

5.  The Company anticipates a time commitment of no fewer than 15 days per year, but the nature of the role makes it impossible to be specific about the time commitment involved in your Appointment. You are expected to attend regular and emergency Board meetings. You also will be expected to attend meetings of any Board committee of which you are a member. In addition, you will be expected to devote appropriate preparation time in advance of each meeting. Attendance of meetings may be in person or via teleconference, if available.

6.  By accepting the Appointment, you confirm that you are able to allocate sufficient time to perform your role.

Role

7.  As a Non-Executive Director, you have the same legal responsibilities to the Company as any other Non-Executive Director.

8.  The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs. The Board:

•	provides leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;
•	sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and
•	sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

9.  In addition to these requirements of all Directors, the role of the Non-Executive Director has the following key elements:

•	Strategy: Non-Executive Directors should constructively challenge and contribute to the development of strategy;
•	Performance: Non-Executive Directors should scrutinize the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;
•	Risk: Non-Executive Directors should satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and
•
People: Non-Executive Directors are responsible for determining the appropriate levels of remuneration for the Company’s executive officers and have a prime role in appointing, and where necessary removing, senior management and in succession planning.

10.  In addition, responsibilities of the Audit Committee as a whole shall include the following:

•	Pre-approve audit and non-audit services.
•
Receive reports from auditor on critical accounting policies; receive reports from auditor on discussion with management on alternative GAAP, their effects, and the auditor’s preference; receive reports from auditor on material communications with management. Auditor reports shall be delivered directly to the Audit Committee.

•	Oversee the auditor engagement, including engaging, compensation, and resolving disagreement with management on financial reporting.
•	Provide procedures to receive, retain, and treat complaints in connection with the preparation of the Company’s financial statements; provide procedures to confidentially handle such complaints.

Compensation

11.  As a Non-Executive Director and Chair of the Audit Committee, you will be paid a base fee of USD $2,500 per month.  Fees are payable quarterly in arrears, in either USD or equivalent RMB, and will be deposited into your bank account, details of which you will provide to the Company.

12.   In addition to your cash compensation, the Company will grant to you at the beginning of each calendar year an annual grant of 33,333 shares of restricted stock as compensation for your service as a Non-Executive Director, Chair of the Audit Committee and any other roles as the Company may deem necessary.  Each annual grant of restricted stock will vest in full on the one year anniversary of the date of grant, but only if you are still serving as a Non-Executive Director of the Company at such time.  If you no longer serve as a Non-Executive Director of the Company prior to the vesting of an annual grant of restricted stock, then a ratable portion of that annual grant of shares will be cancelled and you will not receive any shares for the portion of year in which you no longer serve as a Non-Executive Director.  In addition, you will receive a warrant to purchase 50,000 shares of the Company’s common stock pursuant to the terms and conditions as set forth in the warrant.

13.  You will have no entitlement to any bonus during the Appointment and no entitlement to participate in any pension scheme operated by the Company.

14.  In the event that you cease to act as a Director of the Company due to termination or resignation for any reason or failure to be re-elected, you will only receive compensation, including any compensation in the form of securities, for the period in which you served as a Director.

Expenses

15.  In addition to the compensation described in 11 and 12 above, the Company will reimburse you for all reasonable and properly documented expenses you incur in performing your role, including but not limited to traveling, lodging, and reasonable meal expenses in the trips. This shall include one (1) roundtrip business class airfare from the United States to China for up to $5,000 per trip for the purpose of attending meetings of the Board.  You should submit any details of expenses incurred to the Company’s Secretary. The Company shall pay the reimbursed amount in cash or to your designated account no later than five (5) working days after receiving the reimbursement documents.

Indemnity and D&O Liability Insurance Coverage

16.  The Company will provide and maintain directors’ and officers’ (D&O) liability insurance coverage for you in respect of the period for which you are a director of the Company at such levels, for such risks and subject to such terms, and for such a period after you cease to be a director of the Company, as the Company provides and maintains such coverage for its directors generally for each year thereafter, including such self insurance coverage as the Company makes available or obtains on behalf of itself or its directors.

Confidential Information

17.  You agree that both during and after your time as a director of the Company, you will not use for your own or another's benefit or disclose or permit the disclosure of any confidential information about the Company, its suppliers, customers or other constituents, other than as appropriate in connection with the proper performance of your duties as a director or otherwise in accordance with prior authorization provided by the Company. Confidential information shall include, without limitation, all and any information, whether or not recorded, of the Company which you have obtained by virtue of your Appointment and which (i) the Company regards as confidential, (ii) is apparently confidential by reason of its nature or the circumstances in which it comes to your knowledge, and/or (iii) in respect of which the Company is bound by any obligation of confidence to a third party. Confidential information may include, without limitation:

17.1  all and any information relating to results of operations, financial condition, plans and prospects, business methods, corporate plans, future business strategy, management systems, borrowing activities, possible transactions with other parties, possible restructuring, liquidity issues, litigation (pending or threatened), senior management changes, securities offerings, dividend policy, and maturing new business opportunities;

17.2  all and any information relating to research and/or development projects;

17.3  all and any information concerning the curriculum vitae, compensation details, work-related experience and other personal information concerning those employed or engaged by the Company;

17.4  all and any information relating to marketing or sales of any past, present or future product or service of the Company including sales targets and statistics, market share and pricing statistics, marketing surveys and strategies, marketing research reports, sales techniques, price lists, mark-ups, discounts, rebates, tenders, advertising and promotional material, credit and payment policies and procedures, and lists and details of customers, prospective customers, suppliers, prospective suppliers, joint venture partners and prospective joint venture partners, including their identities, business requirements and contractual negotiations and arrangements with the Company;

17.5  all and any trade secrets, secret formulae, processes, inventions, design, know-how, research projects, technical specifications and other technical information in relation to the creation, production or supply of any past, present or future product or service of the Company, including all and any information relating to the working of any product, process, invention, improvement or development carried on or used by the Company and information concerning the intellectual property portfolio and strategy of the Company; and

17.6  any other information that a reasonable investor would consider important in making a decision to buy, hold or sell the Company’s securities.

18.  The restrictions contained in the clause 17 above shall cease to apply to any confidential information which:

18.1  may (other than by reason of your breach of these terms) become available to the public generally; or

18.2  is required to disclose by law, governmental rule or regulation (in which event you shall promptly notify the Company a reasonable period in advance of such disclosure).

Other Directorships and Business Interests

19.  The Company acknowledges that you have business interests other than those of the Company and that you have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the Chairman and Company’s Secretary as soon as they become apparent.

Miscellaneous

20.  Nothing in this letter shall create the relationship of employee and employer between you and the Company.

21.  All questions concerning the construction, validity, enforcement and interpretation of the agreement constituted by this appointment letter shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

22.  Arbitration is the sole and exclusive remedy to the parties for any dispute arising from this agreement. The parties hereby expressly waive the right to any jury or non-jury trial and hereby expressly submit to the exclusive jurisdiction of an arbitration tribunal ("Tribunal") under the auspices of the American Arbitration Association ("AAA") in the City of New York with such Tribunal composed of three arbitrators of which one is selected by each party and the third one selected by the two arbitrators already selected respectively by the parties.  The losing party shall bear the costs of the arbitration.  The arbitrator shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to him/her and may grant any relief authorized by law for any properly established claim.  The interpretation and enforceability of this paragraph of this agreement shall be governed by and construed in accordance with the Federal Arbitration Act,   9 U.S.C. §1, et seq.  More specifically, the parties agree to submit to binding arbitration any claims for unpaid wages or benefits, claims arising under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Genetic Information Nondiscrimination Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, and any corollary state and local laws.  You hereby expressly and knowingly waive your right to have any such employment-related dispute heard by a court or jury.  Notwithstanding the foregoing, the Company may apply to any court of competent jurisdiction in the State of New York for injunctive relief in connection with any breach or threatened breach by you of any confidential information, and you consent to jurisdiction in such courts.  The award by the Tribunal shall be exclusive, binding, final and enforceable against the parties.  In any arbitration arising out of this agreement, the prevailing party shall be entitled to request and receive an amount as and for the reasonable counsel fees and expenses incurred by the prevailing party in connection with such action, proceeding or arbitration.

Entire Agreement and Severability

23.  This appointment letter represents the entire understanding, and constitutes the whole agreement, in relation to your appointment and supersedes any previous agreement between yourself and the Company with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

24.  You confirm that:

24.1      in entering into the agreement constituted by this appointment letter you have not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not contained in this appointment letter; and

24.2  in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this appointment are under this appointment letter and, for the avoidance of doubt and without limitation, neither party has any right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this appointment letter).

24.3  in the event that any part (including any sub clause or part thereof) of this appointment letter shall be void or unenforceable by reason of any applicable law, it shall be deleted and the remaining parts of this appointment letter shall continue in full force and effect and, if necessary, both parties shall use their best endeavors to agree any amendments to the appointment letter necessary to give effect to the spirit of this appointment letter.

Language and Counterparts

25.  This appointment letter is written in English language. In case there are any discrepancies between the original English version and its Chinese translation, if any, the English version shall apply.

26.  This appointment letter may be executed by facsimile and in counterparts, all of which taken together shall constitute one and the same instrument.

Waiver

27.  The failure of either party to insist upon strict performance of any of the terms in this appointment letter shall not constitute a waiver of any of its rights hereunder. Further, the waiver by either party of the breach of any provision of this appointment letter shall not operate or be construed as a waiver of any subsequent breach thereof.

Assignment

28.  The rights and benefits of the Company under this appointment letter shall be transferable and shall inure to the benefit of its successors and assigns. Your duties and obligations under this appointment letter are personal and therefore you may not assign any right or duty under this appointment letter without the prior written consent of the Company.

Yours sincerely,

/s/ Guojun Wang
Guojun Wang, Chairman and Chief Executive Officer
for and on behalf of China New Media Corp.

I, Stephen Monticelli, hereby accept the terms of appointment set out in this letter.

/s/ Stephen Monticelli
Signature